UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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The Providence Service Corporation

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THE PROVIDENCE SERVICE CORPORATION

2020 ANNUAL MEETING OF STOCKHOLDERS

SUPPLEMENTAL INFORMATION
_________________

 June 4, 2020

Dear Stockholder:

The Providence Service Corporation (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission on April 29, 2020 (our “Proxy”) relating to the Company’s 2020 annual meeting of stockholders to be held on June 16, 2020, at 10:00 a.m. Mountain Daylight Time, at 4700 South Syracuse Street, Fourth Floor, Denver, CO 80237. The information included below clarifies and updates the “Certain Relationships and Related Party Transactions- Retention of Advisors” section of our Proxy. We believe this update provides important information for stockholders to review in connection with voting on items included in our Proxy.

Supplemental Clarification and Update of the “Certain Relationships and Related Party Transactions-Retention of Advisors” Section of our Proxy.

In 2018, the Company retained the law firm of Epstein, Becker & Green, P.C. (“EBG”) to provide healthcare regulatory advice in respect of disclosures being made in our periodic SEC filings and EBG Advisors, Inc. (“EBG Advisors”), an affiliated entity, to provide healthcare advisory services to the Company, both for customary fees. The Company made the decision to retain EBG and EBG Advisors after reviewing several potential healthcare regulatory advisors, and engaging in interviews with four potential firms and determined EBG and EBG Advisors were best positioned to meet the Company’s needs. In 2019 and 2018, respectively, the Company paid $108,339 and $15,740 to EBG and in 2018, the Company paid $50,000 to EBG Advisors for such services. The amounts represent less than 1% of total revenue for both EBG and EBG Advisors, respectively. Leslie Norwalk, a member of our Board, is Strategic Counsel at EBG.

Ms. Norwalk receives a fixed base salary for her employment at EBG and no additional variable compensation. The Company has received a letter from EBG advising that the Company’s engagement of the applicable advisor, and Ms. Norwalk’s relationship with the Company and her membership on the Board was not and will not be taken into consideration when calculating her compensation or accounted for in any way as it relates to her compensation.  The Board has determined that Ms. Norwalk qualifies as independent under the applicable NASDAQ and SEC standards.

Institutional Shareholder Services (“ISS”) issued a report in advance of the Company's Annual Meeting recommending against the reelection of Leslie Norwalk as a director for a 3-year term.  We understand that the sole basis for ISS's negative recommendation was that Leslie Norwalk is deemed not independent under ISS’s guidelines because of her professional relationship with EBG and as a result of this relationship, ISS believes she serves as a non-independent member of the Audit Committee and Nominating and Governance Committees of the Board. As is set forth above Ms. Norwalk is Strategic Counsel at EBG and the Board has reviewed this relationship and concluded that Ms. Norwalk is an independent director of the Company. The Board considered all of the following in reaching its conclusion and the Company believes these facts should be considered by stockholders in determining how to vote on this proposal:

●	The amounts paid to EBG in 2018 and 2019 were less than $120,000 each year and represented less than 1% of the total revenue of EBG and are therefore clearly immaterial to EBG and the Company.
●

Ms. Norwalk receives a fixed salary for her employment with EBG and no additional variable compensation and the Company has been advised by EBG that Ms. Norwalk’s membership on the Board was not and will not be taken into consideration when calculating her compensation or accounted for in any way as it relates to her compensation.

●	Ms. Norwalk’s position with EBG is Strategic Counsel. She is not a partner, member or executive officer of EBG or EBG Advisors.
●

Ms. Norwalk has not received any bonus or other compensation from EBG other than her base salary during 2018 or 2019 and thus no equity participation or bonus related to the services provided to the Company by EBG was awarded to Ms. Norwalk.

●

Finally, due to the appearance of a conflict of interest, the Company does not plan to utilize EBG’s services on a going forward basis, although some small invoices were or will be paid in fiscal 2020 related to work performed in 2019 or early 2020 prior to the Company ending its relationship with EBG.

We respectfully submit that based on all of the above facts stockholders should consider Ms. Norwalk an independent member of the Board as well as the Audit Committee and Nominating and Governance Committee. Management and the other members of the Board strongly support Ms. Norwalk because she brings valuable experience and expertise to the Board and supports our Board diversity.  We have requested that ISS issue an amended report based on this clarification reversing its recommendation and supporting management’s proposal.  We request that all stockholders review this updated information and vote “FOR” Ms. Norwalk and each of our other director nominees.   We remind you that if you have already cast a vote contrary to our Board of Director’s recommendation on the foregoing matters (or have otherwise cast your vote), you may change your vote in accordance with the instructions included with the Proxy (see “Voting Procedures—Changing or Revoking Your Vote”).

On behalf of the Board of Directors and management of the Company, I extend our appreciation for your continued support.

Daniel E. Greenleaf

Chief Executive Officer

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